FOR IMMEDIATE RELEASE July 19, 2010	Contact: Mark Kochvar Chief Financial Officer 724-465-4826

S&T Bancorp, Inc. Reports Second Quarter 2010 Results

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with office locations in 10 Pennsylvania counties, has announced its second quarter earnings.

Todd D. Brice, president and chief executive officer of S&T Bancorp, Inc., offered the following highlights:

  Diluted earnings per common share were $0.28 compared to $0.35 in the first quarter of 2010 and a $0.37 loss in the second quarter of 2009.
  Net interest margin increased to 4.05%, an increase of five basis points from the prior quarter and 19 basis points from the second quarter of 2009.
  Nonperforming assets totaled 2.41% of total loans plus OREO compared to 2.94% in the first quarter of 2010 and 2.13% in the second quarter of 2009.
  Provision for loan losses was $9.1 million versus $4.4 million in the first quarter of 2010 and $32.2 million in the second quarter of 2009.

"We are pleased with our second quarter earnings results for 2010," said Brice. "While our loan portfolio is beginning to show signs of stabilization, we are cognizant of the fact that the economic recovery has not fully taken shape. It will be important to remain proactive in monitoring our portfolio to identify any potential problems as early as possible. We continue to believe that S&T Bank's strong capital position will enable us to meet the challenges presented by the current economic times."

S&T Bancorp, Inc. Reports Second Quarter 2010 Results (cont.)

Earnings

Net income available to common shareholders was $7.9 million compared to $9.8 million in the first quarter of 2010 and a $10.2 million loss in the second quarter of 2009. Net income for the second quarter, before preferred stock dividends and amortization expense related to the Capital Purchase Program ("CPP") was $9.4 million compared to $11.3 million in the first quarter of 2010 and an $8.7 million loss in the second quarter of 2009.

Net Interest Income

Net interest income on a fully taxable equivalent basis for the second quarter of 2010 was $37.8 million compared to $37.1 million in the first quarter of 2010 and $37.9 million in the second quarter of 2009. The net interest margin on a fully taxable equivalent basis was 4.05% in the second quarter compared to 4.00% in the first quarter of 2010 and 3.86% in the second quarter of 2009. The expansion of net interest margin over the past 12 months was due to deposit and borrowing repricing.

Earning Assets

Earning assets remain consistent with the first quarter of 2010 with less than a 1% decline. Earning assets decreased $132.3 million from the comparable period in 2009 driven by decreases of $63.0 million in loans and $69.3 million in securities. Loan originations remain challenging in our market as businesses and consumers continue to be cautious. Our focus continues to be on maintaining strict underwriting standards to position us to take advantage of quality lending relationships when the opportunities arise.

S&T Bancorp, Inc. Reports Second Quarter 2010 Results (cont.)

Deposits

Total deposits were $3.3 billion at June 30, 2010 and March 31, 2010, and $3.2 billion at June 30, 2009. Especially encouraging is our continued growth of demand deposit accounts including a $23.2 million or 3% increase from the prior quarter and $102.7 million or 16% increase from the second quarter of 2009.

Security Gains (Losses)

No significant investment impairment charges were recorded in the first or second quarter of 2010 compared to the second quarter of 2009 when charges were taken for other-than-temporary impairment on equity securities of $1.3 million.

Noninterest Income

Noninterest income totaled $11.4 million for the second quarter of 2010 compared to $11.2 million for the first quarter of 2010. The increase in the second quarter relates to an increase in letter of credit and debit card fees offset by lower insurance income, due to annual bonus commission income received in the first quarter. Noninterest income decreased $0.4 million from $11.8 million in the second quarter of 2009. The decrease was primarily driven by a decrease in loan volume related income and mortgage banking income from record high refinances in the prior year.

Noninterest Expense

Noninterest expense for the second quarter was $25.7 million, a decrease of $2.2 million from the first quarter of 2010 and a decrease of $7.0 million from the second quarter of 2009. The decrease from the prior quarter primarily relates to one time legal and consulting costs incurred in the first quarter. The decrease from the second quarter of 2009 relates to a reduction in FDIC expense due to a one time assessment, lower provision for unfunded commitments and impairment charges recorded on joint ventures.

S&T Bancorp, Inc. Reports Second Quarter 2010 Results (cont.)

Nonperforming Assets

Nonperforming assets totaled $82.0 million or 2.41% of total loans plus other real estate owned ("OREO") at June 30, 2010, as compared to $99.9 million or 2.94% at March 31, 2010, and $73.7 million or 2.13% at June 30, 2009.

"I'm particularly pleased with the progress we made in our nonperforming loans during the quarter. We were able to come to resolution on several large relationships, moving them out of the portfolio through asset sales or auctions. We will remain cautious and diligent in monitoring the portfolio until we see a certain turn in the economic climate," Brice said.

The most significant new commercial relationships that moved to nonperforming status included a $2.2 million multi-family apartment complex and a $1.4 million hotel property. Both properties are located in western Pennsylvania. These properties were written down to their current market value and specific reserves were established for the relationships for $0.7 million and $0.2 million, respectively. Additionally, a $1.8 million residential mortgage relationship moved to nonperforming status at the end of the second quarter. Based on a current market appraisal, a specific reserve was established for $0.7 million.

Allowance for Loan Losses

The allowance for loan losses at June 30, 2010 was $54.0 million or 1.59% of total loans, as compared to $63.0 million or 1.85% at March 31, 2010, and $57.9 million or 1.67% at June 30, 2009. Included in the allowance is $7.8 million of specific reserves compared to $20.4 million in the first quarter of 2010 and $15.0 million in the second quarter of 2009. In the second quarter of 2010, S&T recorded a provision for loan losses of $9.1 million as compared to $4.4 million in the first quarter of 2010 and $32.2 million in

S&T Bancorp, Inc. Reports Second Quarter 2010 Results (cont.)

the second quarter of 2009. In addition to various collateral for nonperforming loans, two impaired credits are supported by approximately $6.8 million in United States Department of Agriculture (USDA) guarantees.

During the second quarter of 2010, S&T experienced net charge-offs of $18.2 million. The most significant charged-off loans were:

  $5.3 million on a mixed-use property located in western Pennsylvania. The property failed to achieve stabilization and a charge was taken to write down the property value to the current market value. A USDA guarantee of $3.9 million exists for this relationship which is included in the above mentioned $6.8 million.
  $4.1 million on a multi-family residential apartment complex located in western Pennsylvania. The property has been experiencing a high vacancy rate and declining cash flow. A charge was taken to write down the property to the current market value.
  $2.8 million on an industrial warehouse property located in North Carolina. The property is under contract to be sold and a charge was taken to write down the property to its current market value.
  $1.9 million on an office property located in western Pennsylvania. The property was written down to its current market value and moved to the bank's OREO portfolio.

Capital Position

S&T's capital ratios improved from the prior quarter and continue to exceed the "well-capitalized" thresholds of federal bank regulatory agencies with a tier 1 leverage capital ratio of 10.64%, tier 1 risk-based capital ratio of 12.52% and total risk-based

S&T Bancorp, Inc. Reports Second Quarter 2010 Results (cont.)

capital ratio of 15.87%. S&T's tangible common equity ratio increased to 7.23% compared to 7.09% for the first quarter of 2010 and 6.23% for the second quarter of 2009.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 53 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), S&T management uses, and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully taxable equivalent basis. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors' understanding of S&T's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures is presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.